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                                                                    EXHIBIT 10.2


                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

         THIS CHANGE IN CONTROL AGREEMENT, is amended, made and restated as of the 1st day of June, 2005, by and between OUTLOOK GROUP CORP., a Wisconsin corporation ("OGC"), and Richard C. Fischer ("Fischer").

         WHEREAS, Fischer now serves as the non-employee, non-executive chairman of the board of OGC and is compensated therefor as an independent contractor, with compensation determined from time to time by the Compensation Committee of the Board of Directors (the "Committee");

         WHEREAS, OGC wishes to continue to incent Fischer to continue service and participate actively in his capacity as Chairman of OGC until there occurs a transaction which could involve a change in control of OGC; and

         WHEREAS, OGC and Fischer wish to amend and restate Fischer's existing Change in Control Agreement to reflect changes in circumstances;

         OGC AND FISCHER AGREE, for the consideration of the mutual promises and agreements hereinafter set forth, as follows:

1. COMPENSATION: The compensation of Fischer for service as non-executive chairman shall determined from time to time by the Committee at the Committee's discretion. (For fiscal 2006, such amount has been set at $50,000 per annum.) Fischer shall also receive fees as an outside director for board membership and attendance.

         EXPENSE REIMBURSEMENT. During the period of this agreement, Fischer also shall be reimbursed for all of his reasonable and necessary expenses actually incurred in the performance of service and duties for OGC, in accordance with the general policy of OGC, authorized and adopted from time to time. Fischer's expenses shall be recorded on an itemized expense account.

2. INDEPENDENT CONTRACTOR. Fischer shall not be an employee of OGC, and is and shall remain an independent contractor. Fischer shall not be entitled to any benefits of an employee of OGC. The parties also agree and acknowledge that Fischer maintains other employment and in connection therewith provides services to his employer and to other persons and entities contracting with his employer.

3. TERM AND TERMINATION. Except as provided below in the case of Change in Control, this agreement may be terminated by either party, at any time, with or without cause or reason, upon thirty (30) calendar days written notice being given to the other party of such termination

4. CHANGE IN CONTROL. In the event there is a Change of Control (as defined below) of OGC which has occurred within the prior year or a proposed change in control has been announced and remains pending, this Agreement may not be terminated without the written consent of both parties. In the event that one of the below listed events occurs



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         upon or within one year after a Change in Control, Fischer will then be entitled to receive continued compensation, at the level in effect immediately prior thereto, for a period of twenty-six (26) two-week periods following the date in which the below listed event occurs.

         Events referred to above:

                  a. This agreement or Fischer's position with OGC is terminated by OGC (or a successor thereto) for reasons other than dishonesty or fraud which has an adverse impact on OGC of not less than ten-thousand dollars ($10,000) in aggregate.

                  b. Fischer terminates his arrangements as a result of the occurrence of such a Change in Control.

         A "Change in Control" shall be deemed to have occurred in the event that (a) OGC sells over 50% of its business or assets in one or more transactions over a consecutive 12-month period; (b) OGC merges or consolidates with or into any other corporation or entity such that OGC's shareholders prior to the transaction or transactions do not own at least 50% of the surviving entity measured in terms of voting power;
         (c) any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of OGC then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote), as together possess more than 50% of the voting or dispositive power of all of the then outstanding shares of all such classes of stock of OGC so entitled to vote; or (d) otherwise constitutes a change in control under OGC's 1999 Stock Option Plan. For purposes of the preceding sentence, "person, entity or group" shall not include any employee benefit plan of the Employer, and for these purposes "group" shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

5.       MISCELLANEOUS.

                  a. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by all parties to this Agreement; and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be waived except as herein set forth. This Agreement supercedes the prior Change in Control Agreement between Fischer and OGC.

                  b. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this contract shall be interpreted as if such invalid agreements or covenants were not contained herein.




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                  c.       The captions which are underlined at the beginning of
                           the paragraphs of this Agreement are chiefly for the purpose of convenience and if the same be in conflict with the text, the text shall control.

                  d. It is the intention of the parties hereto that this Agreement shall be governed by its terms and construed in accordance with and under and pursuant to the internal laws of the state of Wisconsin.

                  e. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

                  f. All notices required under this Agreement shall be duly given if delivered to the other party or mailed postage prepaid to the respective party's last known address. Notices shall be effective when personally delivered, or when sent by telegram, or by mail when sent by certified, registered, or regular mail and deposited in the United States mail, postage prepaid, and sent to the respective address of the other party.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Change in Control Agreement on the date first above written and by so executing, the parties acknowledge that they have read and fully understand all the terms and conditions included in this Agreement and acknowledge receipt of an executed copy of this Agreement.


                                               OUTLOOK GROUP CORP.:


/s/ Richard C. Fischer                         By: /s/ Joseph J. Baksha
----------------------------                       -----------------------------
Richard C. Fischer                                 Joseph J. Baksha, President




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